Exhibit 5.1

[Letterhead of Maples and Calder (Hong Kong) LLP]

Our ref SSY/628018-000001/11066958v1

Fanhua Inc.

27/F, Pearl River Tower

No. 15 West Zhujiang Road

Guangzhou, Guangdong 510623

People’s Republic of China

12 May 2017

Dear Sirs

Fanhua Inc.

We have acted as Cayman Islands legal advisers to Fanhua Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date, relating to the proposed sale (the “Proposed Sale”) by certain selling shareholders of the Company of up to 7,500,000 American depositary shares, representing 150,000,000 ordinary shares of par value US$0.001 each of the Company (the “Shares”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 10 April 2007 and the certificate of incorporation on change of name dated 12 December 2016.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution dated 6 December 2016 (the “Memorandum and Articles”).

1.3	The written resolutions of the directors of the Company dated 12 May 2017 (the “Directors’ Resolutions”).

1.4	The register of members of the Company, as maintained by Royal Bank of Canada Trust Company (Cayman) Limited, as the share registrar of the Company, dated 30 April 2017 (the “Register of Members”).

1.5	A certificate from a Director of the Company addressed to this firm dated 12 May 2017, a copy of which is attached hereto (the “Director’s Certificate”).

1.6	A certificate of good standing dated 23 March 2017, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.7	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Register of Members, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$10,000,000 divided into 10,000,000,000 ordinary shares of a nominal or par value of US$0.001 each.

3.3	The sale and transfer of the Shares pursuant to the Proposed Sale has been duly authorised, and such Shares have been legally issued and allotted, and are fully paid and non-assessable.

3.4	The statements under the caption “Taxation” in the annual report on Form 20-F filed by the Company on 19 April 2017, which is incorporated by reference into the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

Under the Companies Law (2016 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2016 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

In this opinion, the phrase “non-assessable” means, with respect to Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Encl